Exhibit 15(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-178183, 333-162857 and 333-129326 on Forms S-8 of our reports dated April 8, 2014, relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts); and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2013.

/s/ Deloitte & Touche
Taipei, Taiwan
The Republic of China

April 17, 2014